Exhibit 99.1

New York Mortgage Trust Announces Completion of Net Deferred Tax Asset Evaluation and Files Quarterly Report

Company Takes Full Valuation Allowance for Net Deferred Tax Asset
Non-Cash Charge to Third Quarter 2007

NEW YORK, NY - November 14, 2007 - New York Mortgage Trust, Inc. (the “Company” or “NYMT”)(OTC BB: NMTR), a self-advised real estate investment trust (REIT) engaged in the investment in and management of high credit quality residential adjustable rate mortgage (ARM) loans and mortgage-backed securities (MBS), today reported that it completed its previously announced evaluation of its net deferred tax asset (“DTA”). As of September 30, 2007, the Company has determined that based on the cumulative losses from its discontinued operation in its taxable REIT subsidiary, combined with uncertainty as to the timing of when it would be able to generate the necessary earnings to recover its DTA, a full valuation allowance is required. The attached consolidated balance sheets and statements of operations reflect a full valuation allowance of $18.4 million, or $5.05 per share, for the DTA. These financial statements update and replace the financial statements included in the Company’s quarterly earning’s release, dated November 6, 2007. The DTA is a non-cash asset as it reflects a net loss carry-forward from the Company’s discontinued mortgage lending operations. This valuation allowance does not impact the Company’s ability to use the DTA to offset taxable income the Company may earn in future periods.

About New York Mortgage Trust

New York Mortgage Trust, Inc., a self-advised real estate investment trust (REIT) engaged in the investment in and management of high credit quality residential adjustable rate mortgage (ARM) loans and mortgage-backed securities (MBS). As of March 31, 2007, the Company exited the mortgage lending business. The Company's portfolio is comprised of securitized, high credit quality, adjustable and hybrid ARM loans, and purchased MBS. Historically at least 98% of the portfolio has been rated "AA" or "AAA". As a REIT, the Company is not subject to federal income tax provided that it distributes at least 90% of its REIT income to stockholders.

For Further Information

AT THE COMPANY	AT FINANCIAL RELATIONS BOARD

Steven R. Mumma, Co-CEO, President,	Joe Calabrese (General) 212-827-3772
Chief Financial Officer	Julie Tu (Analysts) 212-827-3776
Phone: 212-792-0107
Email: smumma@nymtrust.com

Certain statements contained in this press release may be deemed to be forward-looking statements that predict or describe future events or trends. The matters described in these forward-looking statements are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond the Company's control. The Company faces many risks that could cause its actual performance to differ materially from the results predicted by its forward-looking statements, including, without limitation, that a rise in interest rates may cause a decline in the market value of the Company's assets, prepayment rates that may change, borrowings to finance the purchase of assets may not be available or may not be available on favorable terms, the Company may not be able to maintain its qualification as a REIT for federal tax purposes, the Company may experience the risks associated with investing in mortgage loans, including changes in loan delinquencies, and the Company's hedging strategies may not be effective. The reports that the Company files with the Securities and Exchange Commission contain a fuller description of these and many other risks to which the Company is subject. Because of those risks, the Company's actual results, performance or achievements may differ materially from the results, performance or achievements contemplated by its forward- looking statements. The information set forth in this news release represents management's current expectations and intentions. The Company assumes no responsibility to issue updates to the forward-looking matters discussed in this press release.

FINANCIAL TABLES FOLLOW

NEW YORK MORTGAGE TRUST, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
(dollar amounts in thousands, except per share data)
(unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2007	2006	2007	2006
REVENUE:
Interest income investment securities and loans held in securitization trusts	$12,376	$16,998	$38,987	$50,050
Interest expense investment securities and loans held in securitization trusts	11,212	15,882	36,188	42,320
Net interest income from investment securities and loans held in securitization trusts	1,164	1,116	2,799	7,730
Interest expense - subordinated debentures	895	877	2,671	2,656
Net interest income	269	239	128	5,074
OTHER EXPENSE:
Realized (loss)/gain on sale of investment securities	(1,013)	440	(4,834)	(529)
Loan loss reserve on loans held in securitization trusts	(99)	--	(1,039)	--
Total other (expenses)/income	(1,112)	440	(5,873)	(529)
EXPENSES:
Salaries and benefits	178	166	674	618
Marketing and promotion	37	20	99	54
Data processing and communications	50	58	143	177
Professional fees	266	82	471	447
Depreciation and amortization	93	131	242	398
Allowance for deferred tax asset	18,352	--	18,352	--
Other	222	(46)	393	177
Total expenses	19,198	411	20,374	1,871
(LOSS) INCOME FROM CONTINUING OPERATIONS	(20,041)	268	(26,119)	2,674
Loss from discontinued operation - net of tax	(675)	(4,136)	(13,534)	(8,160)
NET LOSS	$(20,716)	$(3,868)	$(39,653)	$(5,486)
Basic an diluted loss per share	$(5.70)	$(1.07)	$(10.94)	$(1.53)
Weighted average shares outstanding- basic and diluted	3,636	3,605	3,625	3,595

NEW YORK MORTGAGE TRUST, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(dollar amounts in thousands)

	September 30, 2007	December 31, 2006
	(unaudited)
ASSETS
Cash and cash equivalents	$11,144	$969
Restricted cash	6,030	3,151
Investment securities - available for sale	359,872	488,962
Accounts and accrued interest receivable	4,915	5,189
Mortgage loans held in securitization trusts	458,968	588,160
Prepaid and other assets	2,411	20,951
Derivative assets	977	2,632
Property and equipment (net)	76	89
Assets related to discontinued operation	9,883	212,805
Total Assets	$854,276	$1,322,908

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Financing arrangements, portfolio investments	$327,877	$815,313
Collateralized debt obligations	444,204	197,447
Derivative liabilities	1,601	--
Accounts payable and accrued expenses	5,003	5,871
Subordinated debentures	45,000	45,000
Liabilities related to discontinued operation	5,600	187,705
Total liabilities	$829,285	$1,251,336
Commitments and Contingencies
Stockholders' Equity:
Common stock, $0.01 par value, 400,000,000 shares authorized, 3,635,854 shares issued and outstanding at September 30, 2007 and 3,665,037 shares issued and 3,615,576 outstanding at December 31, 2006	36	37
Additional paid-in capital	99,277	99,655
Accumulated other comprehensive loss	(10,930)	(4,381))
Accumulated deficit	(63,392)	(23,739))
Total stockholders' equity	24,991	71,572
Total Liabilities and Stockholders' Equity	$854,276	$1,322,908